Exhibit 10.1

BRE PROPERTIES, INC.

PERFORMANCE RESTRICTED STOCK

AWARD AGREEMENT

This Performance Restricted Stock Award Agreement (this “Agreement”), dated as of             ,              (the “Grant Date”), is entered into by and between BRE Properties, Inc., a Maryland Corporation (the “Company”), and              (“Employee”).

BACKGROUND

The Company and Employee have entered into an              (the “Employment Agreement”), which provides that, at the discretion of the Compensation Committee of the Board of Directors of the Company (“Committee”), Employee is eligible to receive long term incentive awards.

The Company has established the 1999 BRE Stock Incentive Plan, as amended (the “Plan”), to provide, among other things, for the grant of long-term incentive Awards in the form of Shares.

The Committee has determined that Employee be granted an Award under this Agreement in the form of Shares in accordance with the Plan and on the terms and conditions and subject to the restrictions stated below which shall lapse to the extent the applicable service conditions or performance conditions have been satisfied and become fully vested as provided herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Plan. Employee confirms and acknowledges that Employee has received and reviewed a copy of the Plan and the Information Statement with respect to the Plan. Employee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.

2. Main Grant of Shares. Subject to the terms and conditions of this Agreement and of the Plan, including without limitation the vesting provisions set forth in Sections 3, 4 and 5, the Company hereby grants to Employee              Shares under the Plan which number of Shares shall be subject to adjustment pursuant to Sections 10 and 11. The Shares shall be deemed “Restricted Shares” under the Plan. Shares shall not include Reserve Performance Shares (as defined in subsection 4.3(a) below) unless and until granted in accordance with subsection 4.3(a).

3. Time Vesting of Shares.                                      Shares (the “Time Vesting Shares”) shall, subject to Employee’s continuous employment with the Company through the applicable vesting date, vest ratably over four years from the Grant Date, one-quarter on each anniversary of the Grant Date.

4. Performance Shares.

4.1. Definitions. For the purposes of this Agreement the following terms shall have the following meaning:

(a) “Aggregate Vesting Contribution” shall mean the sum of the Vesting Contribution for each of the Goals.

(b) “Goals” shall mean the performance goals for Relative TSR/RMS and Relative TSR/Peer Group set forth on Exhibit A.

(c) “Good Cause” shall have the meaning set forth in the Employment Agreement.

(d) “Good Reason” shall have the meaning set forth in the Employment Agreement.

(e) “Maximum” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Maximum” on Exhibit A.

(f) “Peer Group” shall mean Apartment Investment and Management Co., AvalonBay Communities, Inc., Camden Property Trust, Colonial Properties Trust, Inc., Essex Property REIT, Equity Residential REIT, Home Properties, Inc., Mid America Apartment Communities, Inc., Post Properties, Inc., and UDR REIT, provided that, if the stock of any one or more of such entities is no longer publically traded during the Performance Period then such entity or entities shall be dropped from the Peer Group.

(g) “Peer Group Total Return” shall mean the sum of the Shareholder Return for each of the members of the Peer Group during the Performance Period by (ii) the number of entities in the Peer Group during the Performance Period.

(h) “Performance Period” shall mean the period of time from January 1,                          to and including December 31,                      unless an earlier date for the end of the Performance Period is determined pursuant to any other provision of this Agreement.

(i) “Performance Vesting Date” shall mean December 31,                     .

(j) “Retirement Conditions” shall mean for any Employee that the Employee has satisfied all of the following:

(i) Employee’s employment with the Company terminates as a result of retirement on or after Employee has reached the Retirement Age;

(ii) Employee has provided the Committee with not less than 12 months’ advance written notice of his or her retirement date; and

(iii) Employee has been in continuous employment with the Company from the date on which the notice in (ii) above was given until the date on which Employee’s retirement has occurred and such retirement shall not have occurred sooner than the date specified in such notice.

For purposes of clarity, if Employee’s employment with the Company terminates for any reason prior to the retirement date specified in the notice in (ii) above, the Retirement Conditions shall not have been met.

(k) “RMS Total Return” shall mean the MSCI US REIT Index Total Return as published at the end of each day of trading on the American Stock Exchange at www.msci.com.

(l) “Relative TSR/Peer Group” shall mean the percentage of the Company’s total Shareholder Return during the Performance Period to the Peer Group Total Return during the Performance Period.

(m) “Relative TSR/RMS” shall mean the percentage of the Company’s total Shareholder Return during the Performance Period to the RMS Total Return during the Performance Period.

(n) “Reserve Contribution” shall mean, for any particular Goal, if the Goal achieved as of the Performance Vesting Date is

(i) less than or equal to the Target, then zero,

(ii) greater than or equal to the Target and less than the Maximum, then the product of (x) the Weighting Factor of such Goal multiplied by (y) the proportion that the Goal achieved as of the Performance Vesting Date is between the Target and the Maximum, or

(iii) greater than the Maximum, then the Weighting Factor of such Goal.

(o) “Shareholder Return” shall mean, for any period, the percentage increase in value to a shareholder if such shareholder had acquired the common stock in the applicable entity at the Stock Price on the first day of the Performance Period, reinvested any dividends paid on such stock at the Stock Price on the ex-dividend date and sold the stock on the last day of the Performance Period at the Stock Price, all in accordance with the methodology used to compute the RMS Total Return, provided if such methodology changes then the method of determining Shareholder Return shall be modified to match such methodology as closely as possible.

(p) “Stock Price” shall mean, for a given day, with respect to BRE, the closing price of a Share as of the end of such day and, with respect to a member of the Peer

Group, the closing price for the common stock or other most widely and regularly traded equity interest in such member of the Peer Group as of the end of such day.

(q) “Target” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Target” on Exhibit A.

(r) “Threshold” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Threshold” on Exhibit A.

(s) “Vesting Contribution” shall mean for any particular Goal, if the Goal achieved as of the Performance Vesting Date is

(i) less than the Threshold, then zero,

(ii) greater than or equal to the Threshold and less than the Target, then the product of (x) the Weighting Factor of such Goal multiplied by (y) the sum of (i) 50% plus (ii) the product of (A) the proportion that the Goal achieved as of the Performance Vesting Date is between the Threshold and the Target multiplied by (B) 50%,

(iii) greater than or equal to the Target, then the Weighting Factor of such Goal.

(t) “Weighting Factor” shall mean, with respect to a Goal, the percentage associated with that Goal under the column labeled “Weighting Factor” on Exhibit A.

4.2. Vesting of Performance Shares.

(a) The Shares that are not Time Vesting Shares, but excluding the Earned Dividend Shares, and that otherwise may become vested as provided in this Section 4.2 (the “Performance Shares”) shall, subject to Sections 5 and 6, vest on the anniversary of the Grant Date immediately following the Performance Vesting Date provided that Employee has not terminated employment with the Company before such date. The number of Performance Shares that vest shall be equal to the sum of (i) the Performance Shares multiplied by the Aggregate Vesting Contribution (such resulting number being hereinafter referred to as the “Metric Vested Shares”) and (ii) Fifteen percent (15%) of the Performance Shares multiplied by the lesser of (A) One Hundred percent (100%) or (B) the Additional Vesting Percentage.

(b) The Vesting Contribution shall be determined as of the Performance Vesting Date as soon as all of the information reasonably necessary for determining the Vesting Contribution is available (such date of determination, the “Vesting Determination Date”). If any of the information reasonably necessary for determining the Vesting Contribution is not available through the end of the year in which the Performance Vesting Date occurs and is not expected to be available within 60 days of the Performance Vesting Date, then, with respect to such year (and only for that information that is not available), the year to date information available through the most recent quarter shall, if appropriate, be annualized and applied to the computations required by this Section 4 as though such information represented the information for the full year.

(c) The Committee has reserved fifteen percent (15%) of the Performance Shares (separate and apart from the Performance Shares vesting based upon the Aggregate Vesting Contribution), a percentage of which Shares shall vest in accordance with this subsection 4.2(c). None of such Shares are intended to qualify as “performance-based compensation” under Code Section 162(m), and the regulations thereunder. The Committee will evaluate the performance of Company in completing and/or carrying out the execution of the business plan, the flexibility in decision making and maintenance of the opportunity to be flexible, portfolio management, balance sheet management, focus on organizational objectives, progress on initiatives and such other aspects as the Committee may decide and shall, based upon its evaluation, determine a number (the “Additional Vesting Percentage”) between zero and two hundred percent (200%) with one hundred percent (100%) considered Target as that term is used with respect to Goals.

(d) The Committee shall have sole responsibility for determining and shall certify the computation of the Vesting Contribution for each Goal, the Additional Vesting Percentage and the amount of Performance Shares that shall vest pursuant to this Section 4.2.

4.3. Grant and Issuance of Reserve Performance Shares.

(a) The Committee has reserved for issuance to Employee up to              Shares as Reserve Performance Shares (as adjusted for any stock splits, stock dividends, reclassifications or similar events) (the “Reserve Performance Shares”) to be granted and issued to Employee pursuant to this Section 4.3. If pursuant to the Committee’s determination pursuant to Section 4.2 it is determined that any Goal achieved as of the Performance Vesting Date is greater than the Target for such Goal, then the Committee shall grant and issue to Employee a number of the Reserve Performance Shares equal to the product of (x) the sum of the Reserve Contribution for each Goal multiplied by (y) the number of Reserve Performance Shares. For the purposes of the preceding computation only, the evaluation pursuant to subsection 4.2(c) shall be treated as a Goal with respect to which the Additional Vesting Percentage shall have a Target of one hundred percent (100%) and a Maximum of two hundred percent (200%), the amount of the Reserve Contribution shall be the amount by which the Additional Vesting Percentage exceeds one hundred percent (100%) and the Weighting Factor shall be deemed to be fifteen percent (15%) provided that any Reserve Performance Shares vesting based upon the Additional Vesting Percentage exceeding one hundred percent (100%) are not intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder. Except as provided in subsection 4.3(b) below, the Reserve Performance Shares to be granted pursuant to this subsection 4.3(a) shall be issued and vest on the anniversary of the Grant Date immediately following the Performance Vesting Date, but only if Employee has not terminated employment with the Company before such anniversary of the Grant Date.

(b) Notwithstanding anything in subsection 4.3(a), if the sum of (i) the Metric Vested Shares plus (ii) the number of Reserve Performance Shares that would be issued and vest pursuant to subsection 4.3(a) above except for the provisions of this subsection 4.3(b) (excluding any Reserve Performance Shares that would vest based upon the Additional Vesting

Percentage exceeding 100%), exceeds the number (the “Target Metric Shares”) of Performance Shares multiplied by the sum of all Weighting Factors (for purposes of clarity, the evaluation pursuant to subsection 4.2(c) shall not be treated as a Goal and accordingly, there shall be no Weighting Factor associated with such evaluation for these purposes), then such excess (the “Deferred Reserve Performance Shares”) shall be issued and vest on the first anniversary of the Grant Date following the Performance Vesting Date on which the Company’s Shareholder Return for the period from the first day of the Performance Period through December 31 of the year immediately prior to such anniversary date is equal to or greater than zero percent (0%), provided that if the Deferred Reserve Performance Shares have not been issued and vested by the third anniversary of the Grant Date following the Performance Vesting Date (the last such test thereby being three (3) years after                 ,         ), then the Deferred Reserve Performance Shares and any Earned Dividend Shares (as defined in Section 10 below) associated with the Deferred Reserve Performance Shares shall not be issued or vest and any rights associated with such shares shall terminate.

(c) If Employee shall be entitled to receive any Reserve Performance Shares or Deferred Reserve Performance Shares, then the Company shall, promptly after the determination pursuant to subsection 4.3(a) and/or 4.3(b) issue to Employee one or more stock certificates representing the number of Reserve Performance Shares and/or Deferred Reserve Performance Share determined in accordance with subsection 4.3(a) and/or 4.3(b) (the “Reserve Certificate(s)”). The Reserve Certificates shall not have endorsed thereon the legend set forth in Section 7 and the Company shall not retain or otherwise escrow or withhold the Reserve Certificates from Employee pursuant to this Agreement.

(d) Employee shall have no rights as a shareholder (including voting rights or rights to dividends) with respect to any Reserve Performance Shares or Deferred Reserve Performance Shares until such time as they may become issuable pursuant to subsection 4.3(a) or 4.3(b).

4.4. Recoupment. If Employee’s Employment Agreement, as of the date of any restatement, provides for recoupment of any previously paid compensation related to a restatement, then all Shares received pursuant to this Agreement shall be subject to such recoupment as provided in any policy adopted by Company to comply with applicable laws, regulations or requirement of the stock exchange(s) upon which Company’s securities are listed and shall not be fully and finally earned for purposes of federal and state wage and hour laws until the applicable recoupment period has expired.

5. Vesting of Shares Upon Change in Employment Status.

5.1. Termination Without Cause, Resignation With Good Reason, or Upon Death or Disability. Notwithstanding Sections 3 and 4, if, prior to the Performance Vesting Date, Employee’s employment with the Company is terminated by Employee due to Good Reason, by the Company for other than Good Cause, or due to death or Disability, then, effective as of the date of such termination, (i) the number of otherwise unvested Performance Shares that shall vest pursuant to Section 4 and the number of Reserve Performance Shares and Deferred Reserve Performance Shares that will be issued and vest will be computed in accordance with Section 4 based on the following: (A) the date of such termination shall be the

Performance Vesting Date, (B) the end date for the Performance Period shall be the last day of the quarter ending on or before the Employee’s termination date, (C) the Target Metric Shares for purposes of the computations required by this subsection 5.1(a) shall be a number equal to the original Target Metric Shares multiplied by one-sixteenth (1/16th) of the number of whole quarters between January 1,             and the date of such termination, and (D) the Additional Vesting Percentage shall be hundred percent (100%) and (E) the result obtained based upon the preceding shall be multiplied by one-sixteenth (1/16th) of the number of whole quarters between January 1,             and the date of such termination, (ii) the number of “Earned Dividend Shares” (as defined in Section 10) below that will be issued and vest will equal the number (and the date such Earned Dividend Shares shall be issued and vest shall be) determined pursuant to Section 10, and (iii) the number of additional Time Vesting Shares vesting pursuant to Section 3 shall be the total number of Time Vesting Shares multiplied by one sixteenth of the number of whole quarters between January 1 of the year of the termination and the date of the termination. If the Deferred Reserve Performance Shares have not vested as provided pursuant to the above provisions of this Section 5.1, then on each of the next three (3) anniversaries of the Grant Date (or, if the Performance Period pursuant to this Section 5.1 ended on December 31 and the termination occurred before the anniversary of the Grant Date in the year following the end of the Performance Period, on each of the next four (4) anniversaries of the Grant Date), the Deferred Reserve Performance Shares shall be issued and vest on the first such anniversary at which the condition for issuing such Shares pursuant to subsection 4.3(c) has been met and, if not issued and vested on or before the last such anniversary date, then the Deferred Reserve Performance Shares and any Earned Dividend Shares associated with the Deferred Reserve Performance Shares shall not be granted or vest and any rights associated with such Shares shall terminate.

5.2. Termination for Cause or Resignation Without Good Reason. Notwithstanding Sections 3 and 4, if Employee’s employment with the Company is terminated by the Company for Good Cause or Employee resigns without Good Reason prior to the Performance Vesting Date, all of the then-unvested Shares and any right to any Reserve Performance Shares or Deferred Reserve Performance Shares shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares or any Reserve Performance Shares.

5.3. Vesting upon Meeting Retirement Conditions. If Employee has satisfied the Retirement Conditions on the date that Employee’s employment status is terminated as a result of retirement, then effective as of the date of such retirement

(i) a number of Time Vesting Shares shall vest equal to the number of Time Vesting Shares multiplied by one-sixteenth of the sum of (A) the number of full quarters between January 1 of the year of such retirement and the date of such retirement plus (B) the result obtained by multiplying the number of quarters (including the quarter in which such retirement occurs unless it is the last day of such quarter) remaining in the Performance Period (stated as a whole number) by the Retirement Vesting Percentage;

(ii) a number of the Performance Shares shall vest and a number of Reserve Performance Shares and Deferred Reserve Performance Shares shall be issued equal to the number of Performance Shares that would vest pursuant to subsection 4.2(a), the number of Reserve Performance Shares that would be issued and vest pursuant to subsection 4.3(a) as limited by subsection 4.3(b) and the number of Deferred Reserve Performance Shares that would be issued and vest pursuant to subsection 4.3(b) multiplied by one-sixteenth (1/16th) of the sum of (A) the number of full quarters between January 1,             and the date of retirement plus (B) the result obtained by multiplying the number of quarters (including the quarter in which such retirement occurs unless it is the last day of such quarter) remaining in the Performance Period (stated as a whole number) by the Retirement Vesting Percentage; and

(iii) a number of Earned Dividend Shares shall be issued and vest as determined pursuant to Section 10 below.

The computations in this Section 5.3 shall be made (i) assuming that the Performance Vesting Date occurred on the last day of the quarter on or before the date of such retirement and the Additional Contribution Percentage equals one hundred percent (100%), (ii) by reducing the Target Metric Shares by an amount equal to the Target Metric Shares as originally computed multiplied by the result obtained by multiplying the number of quarters (including the quarter in which such retirement occurs unless it is the last day of such quarter) remaining in the Performance Period (stated as a whole number) by the Retirement Vesting Percentage, and (ii) by applying all applicable performance criteria on such date. Notwithstanding any of the preceding in this Section 5.3, the Deferred Reserve Performance Shares and associated Earned Dividend Shares shall not be issued or vest if, for the Performance Period (using the assumed Performance Vesting Date as the end of the Performance Period) the Company’s Shareholder Return is not greater than or equal to zero percent (0%). If the Deferred Reserve Performance Shares have not vested as provided pursuant to the above provisions of this Section 5.3, then on each of the next three (3) anniversaries of the Grant Date (or, if the assumed Performance Period pursuant to this Section 5.3 ended on December 31 and the retirement occurred before the anniversary of the Grant Date in the year following the end of the Performance Period, on each of the next four (4) anniversaries of the Grant Date), the Deferred Reserve Performance Shares and the associated Earned Dividend Shares shall be issued and vest on the first such anniversary at which the condition for issuing the Deferred Reserve Performance Shares pursuant to subsection 4.3(c) has been met and, if not issued and vested on or before the last such anniversary date, then the Deferred Reserve Performance Shares and the associated Earned Dividend Shares shall not be issued or vest and any rights associated with such Shares shall terminate. The Retirement Vesting Percentage shall be the same as the percentage computed for the “Percentage of then Unvested Shares which Shall Become Vested upon Retirement” with respect to an Optionee as provided in Section 2.7 of the Plan.

5.4. Termination Following a Change of Control. If within 12 months after the effective date of a Change of Control (as defined in the Employment Agreement) Employee’s employment with (i) the Company, (ii) an affiliate of the Company (as such term is defined in the Exchange Act) or (iii) such entity that the Company has merged or consolidated with or an affiliate (as such term is defined in the Exchange Act) of such entity (such entity or affiliate in (i), (ii) or (iii), the “Continuing Employer”) is terminated by Employee for Good Reason or by the Continuing Employer without Good Cause, then, notwithstanding Sections 3, 4 and 10, 100% of the then-unvested Shares (including both unvested Time Vesting Shares and all Performance Shares) and all Earned Dividend Shares issued as of such date which have previously been granted with respect to which the Performance Vesting Date has not yet occurred) shall automatically vest on the date of such termination of employment, provided, however, that, if prior to such termination the Shares shall have been exchanged or converted into the right to receive other securities, cash or property, whether pursuant to a merger, consolidation or sale of all or substantially all of the assets of the Company (a “Conversion Event”), then each Share that could vest pursuant to this Section 5.4 shall immediately after such Conversion Event represent the right to receive such other securities, cash or property that Employee would have received or been entitled to had such Shares been outstanding immediately prior to such Conversion Event. Employee and Company agree that any termination of Employee’s Employment Agreement with the Company attendant to any Change in Control in which Employee is, in connection with such Change in Control, hired as an employee of a Continuing Employer shall not be deemed a termination of Employee’s Employment Agreement with a Continuing Employer for purposes of this Section 5.4 unless Employee resigns following the Change of Control for Good Reason.

6. Restrictions Period. The period of time between the Grant Date and the date Shares become vested is referred to herein as the “Restriction Period.” Until a Share becomes vested in accordance with Section 3, 4 or 5, neither such Share nor any beneficial interest therein shall be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in any way at any time (including, without limitation, by operation of law) other than (i) to the Company or its assignees or (ii), after written notice to the Company identifying the transferee to the reasonable satisfaction of the Company, to an intervivos or testamentary trust for the benefit of the Employee and/or the Employee’s spouse during the Employee’s life or to such other person or persons (individually or as trustee or trustees of a trust), for estate planning or gifting purposes, as the Committee may specifically approve. Any permitted transferee of Shares or any interest therein shall be required as a condition of such transfer to agree in writing, in form satisfactory to the Company, that it shall receive and hold such Share or interest subject to the provisions of this Agreement, including but not limited to the forfeiture provisions hereof. For purposes of this Agreement, the term “Employee” shall include such a permitted transferee when appropriate in settlement thereof. Company shall have no obligation to deliver Shares until the tax withholding obligations of the Company have been satisfied by Employee.

7. Legend. All certificates representing any Shares which are not vested shall have endorsed thereon during the Restriction Period the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.

8. Retention of Certificate. The certificate or certificates evidencing any of the unvested Shares shall be deposited with the Secretary of the Company. The Shares may also be held in a restricted book entry account in the name of Employee. Such certificates or such book entry shares are to be held by the Company until termination of the Restriction Period, when they shall be released by the Company to Employee, provided that, if the number of the Shares ultimately vested in Employee as of the Vesting Determination Date is different than the Grant Amount, then the certificate originally issued shall be cancelled and a new certificate representing the number of the Shares that have vested in Employee shall be delivered to

Employee and all of the unvested Shares outstanding immediately after the Vesting Determination Date shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares.

9. Employee Shareholder Rights. During the Restriction Period, Employees who are in continuous service with the Company shall have all of the rights of a shareholder with respect to unvested Shares except that he shall have no right to transfer the Shares other than to the limited extent set forth in Section 6 and the right to receive dividends with respect to the Performance Shares shall be modified and subject to vesting as provided in Section 10. Employee shall have the right (i) to vote all Shares other than the Earned Dividend Shares and (ii) to receive dividends on all Time Vesting Shares, to be paid as follows: on January 15, April 15, July 15 and October 15 of each year (each a “Payment Date”), provided that the Employee’s employment with the Company has not terminated prior to the Payment Date.

10. Dividends on Performance Shares and Reserve Performance Shares. If the Company shall declare a cash dividend on Shares at any time during the Performance Period, or, with respect to Deferred Reserve Performance Shares, at any time during the Performance Period and such period after that date until the Deferred Reserve Performance Shares shall be issued and vest, then the Performance Shares, Reserve Performance Shares and Deferred Reserve Performance Shares shall not receive such dividend; however, the number of Shares subject to this Agreement shall, immediately after such dividend, be increased by a number of Shares equal to (x) the amount of cash dividends that would otherwise have been payable with respect to each Performance Share granted to Employee pursuant to this Agreement, the Reserve Performance Shares reserved for issuance pursuant to subsection 4.3(a), and, for periods after the end of the Performance Period with respect to Deferred Reserve Performance Shares had they been issued and vested and free of restrictions on the Payment Date divided by (y) the closing price of a Share on the applicable Payment Date The number of incremental Shares which are subject to this Agreement by virtue of this Section 10 (the “Earned Dividend Shares”) shall be treated separately from the Performance Shares otherwise granted and Reserve Performance Shares and Deferred Reserve Performance Shares otherwise issuable under this Agreement and are issuable in lieu of any cash dividend on the Performance Shares, Reserve Performance Shares or Deferred Reserve Performance Shares. The Earned Dividend Shares computed as of the end of the Performance Period are hereinafter referred to as the “Initial Earned Dividend Shares” and the Earned Dividend Shares determined after the end of the Performance Period are hereinafter referred to as Deferred Earned Dividend Shares. The Initial Earned Dividend Shares shall be issued and vest on the same date as the Performance Shares, Reserve Performance Shares and Deferred Reserve Performance shares in an amount equal to the Initial Earned Dividend Shares multiplied by the percentage that the Performance Shares, Reserve Performance Shares or the Deferred Reserve Performance Shares, as the case may be, vesting bears to the sum of the Performance Shares plus the Reserve Performance Shares. The Deferred Earned Dividend Shares shall be issued and vest on the date that the Deferred Reserve Performance Shares are issued and vest. No dividends shall be payable on Earned Dividend Shares nor shall the provisions of this Section 10 relating to increasing the number of shares based upon dividend payments on the Performance Shares. Reserve Performance Shares or Deferred Reserve Performance Shares apply to such Earned Dividend Shares. Employee shall have no right as a shareholder with respect to the Earned Dividend Shares until such Shares are issued and vest.

11. Changes in Capitalization. Awards shall be subject to adjustment as provided in Section 6.4 of the Plan.

12. Taxes. Employee shall be liable for any and all taxes, including withholding taxes, arising out of the grant, issuance or vesting of Shares or any grant or issuance of Reserve Performance Shares or Earned Dividend Shares hereunder. Employee in accordance with procedures, if any, as may be established from time to time by the Committee, all such withholding tax obligation shall be satisfied by having the Company retain from Shares otherwise deliverable having a fair market value equal to the Company’s minimum withholding obligation.

13. Fractional Shares. The Company shall not be required to deliver any fractional Shares that may vest or become issuable pursuant to this Agreement or record or issue any fractional Share that may be issuable pursuant to Section 10 or 11. In lieu of any delivery, recordation or issuance of any such fractional Share, the Company shall, at such time as such fractional Share would otherwise be deliverable, subject to recording or issuable, pay to Employee an amount in cash (rounded to the nearest whole cent) equal to product of (x) the Stock Price at such time multiplied by (y) the fraction of a Share to which Employee would otherwise be entitled.

14. Miscellaneous.

14.1. 83(b) Election. Employee understands that Section 83(a) of the Code, taxes as ordinary income the fair market value of the Shares as of the date that such Shares vest in accordance with this Agreement. Employee understands that Employee may elect to be taxed at the time that Shares are granted, rather than when and as vesting occurs, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of the grant of the Shares. Employee understands that, if an 83(b) Election is made, an additional copy of such 83(b) Election is required to be filed with his/her federal income tax return for the calendar year in which the grant occurs and must also provide a copy to the Company. Employee acknowledges and understands that it is the Employee’s sole decision, obligation, and responsibility whether or not to file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing nor shall the Company or the Company’s legal or financial advisors have any obligation or responsibility with respect to the Employee’s decision to make or not make an 83(b) election. Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, or state in which the Employee may reside.

14.2. Transfers in Violation of Restrictions. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

14.3. Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

14.4. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Employee at such Employee’s address then on file with the Company.

14.5. No Employment Guarantee. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Employee any right to remain in the employ of the Company and neither alters Employee’s at-will status.

14.6. Arbitration. This Agreement shall be governed by the arbitration provisions of the Employment Agreement, including the provision relating to recovery of reasonable attorneys’ fees, costs, and expenses.

14.7. Acknowledgement Regarding SOX Section 304. If, as of the Grant Date, Employee is the Chief Executive Officer or Chief Financial Officer, Employee acknowledges that the Shares that may vest, the Reserve Performance Shares and Deferred Reserve Performance Shares that may be granted pursuant to this Agreement and the Earned Dividend Shares may be subject to forfeiture or Employee may be required to reimburse the Company for the value of such Shares, Reserve Performance Shares, Deferred Reserve Performance Shares or Earned Dividend Shares, if applicable, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under federal securities law.

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14.8. Entire Agreement. This Agreement, including the Plan, and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRE PROPERTIES, INC.	EMPLOYEE

EXHIBIT A

GOALS AND PERFORMANCE METRICS

Goal		Metric
Description	Weighting Factor	Threshold	Target	Maximum
Relative TSR/RMS	45%	75%	100%	120%
Relative TSR/Peer Group	40%	65%	105%	Highest of Peers